July 14, 2025

VIA ELECTRONIC MAIL ONLY (BCARDILE@DAILYJOURNAL.COM)

c/o Mr. Brian Cardile
Daily Journal Corporation
915 East First Street
Los Angeles, CA 90012
Attn: Board of Directors – All Members

Re: Unlocking Shareholder Value Through Enhanced Financial Transparency and Strategic Partnership

Dear Members of the Board of Directors (the "Board"):

On behalf of Buxton Helmsley USA, Inc. ("BH" or "we", "our"), an investment manager focused on long-term value creation in public companies and the lead architect behind the recent turnaround at Fossil Group, Inc. (NASDAQ: FOSL) — I am writing to propose immediate, actionable steps to enhance shareholder value at Daily Journal Corporation ("DJCO" or the "Company").

Our proposal for DJCO outlines a focused approach to: (i) address material departures from GAAP accounting standards that have understated the Company's asset values, (ii) accelerate the monetization and strategic positioning of Journal Technologies, and (iii) pursue governance and capital structure enhancements that are directly aligned with shareholder returns. **Based on our analysis, we believe these actions can unlock $160+ million in incremental equity value for DJCO shareholders.**

At the core of this proposal is a disconnect between DJCO's underlying economic substance—particularly the value of its software operations—and how those assets are reflected in its financial statements and capital markets profile. We believe this misalignment has contributed to persistent undervaluation, muted investor engagement, and underutilized strategic optionality.

We recognize that certain practices (including the GAAP violations listed below) may have predated the current Board. However, these decisions are now both your responsibility and an opportunity for this leadership team to distinguish its tenure through decisive corrective action—protecting shareholders, restoring credibility, and ensuring DJCO's long-term institutional standing in the justice system ecosystem.

To be clear, we have no interest in changing any management at DJCO (nor any other employees at DJCO—we believe in the value of the legacy publishing business as it currently stands). This includes Chief Financial Officer Tu To, who was appointed on March 22, 2022, well after these problematic accounting policies were established (though Ms. To has inherited the obligation of correcting such historical non-compliance with GAAP). Our partnership proposal is focused entirely on compliance remediation and value creation, working collaboratively with the existing management team to address inherited accounting treatment issues while building on Journal Technologies' proven operational success.

I. SYSTEMATIC GAAP VIOLATIONS HAVE ARTIFICIALLY DEPRESSED VALUATION AND CREATED STRUCTURAL VULNERABILITY.

Our analysis indicates that DJCO's current accounting treatment reflects a material departure from industry-standard practice and authoritative GAAP guidance, specifically ASC 985-20, which dictates the circumstances that require capitalization of costs related to software sold, leased, or marketed as products.[1] While we acknowledge these accounting practices may have originated under prior leadership, we believe that revisiting them is now essential to restoring alignment between DJCO's economic substance and its financial presentation.

a) Specific ASC 985-20 Violations

Under ASC 985-20-25, software development costs must be capitalized once technological feasibility is established, defined as the point at which:

1. A detailed program design has been completed and tested; or
2. A working model of the software exists.

Journal Technologies has clearly exceeded these thresholds. Its core platforms—eCourt, eDefender, eProsecutor, and eSupervision—are deployed across multiple jurisdictions, serving mission-critical functions in justice systems, and generate recurring revenue streams that accounted for 76% of consolidated revenue in FY2024. These systems are:

- Fully operational across diverse client environments;
- Continuously enhanced and supported by a multi-year development team; and
- Proven commercially viable, with a growing installed base and robust customer retention.

Given these characteristics, DJCO's practice of fully expensing all software development costs was (and remains) non-compliant with GAAP and misrepresents information to investors.

b) Development Stage Analysis

Under ASC 985-20-25, software development costs must be analyzed across three distinct phases:

1. **Preliminary Project Stage** (expense as incurred)
    - Planning, conceptual formulation, evaluation of alternatives; and
    - *DJCO completed this phase years ago.*

[1] While it was explained by the Company within its most recent Form 10-K filing with the U.S. Securities and Exchange Commission that "[t]he Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and accordingly, no software development costs have been capitalized to date", such accounting treatment is not in compliance with GAAP accounting standards. Understandably, the Company has no authorization to elect a deviation from its obligation to consistently and entirely adhere to GAAP accounting standards. GAAP accounting is a set of rules applied for means of objective, rule-based financial reporting. Just the same as companies may not elect a deviation that would result in overstating financial position, it is just as damaging to investors if the opposite occurs, to then effectively be hiding GAAP asset value from investors (and potential investors that might be more interested in DJCO's securities, absent such entirely omitted asset value).

2. **Application Development Stage** (capitalize qualifying costs)

    - This includes design of chosen path, coding, installation, testing;
    - **Capitalizable costs include:** External contractor fees, employee compensation for development activities, interest costs;
    - **Must expense:** General administrative costs, training, data conversion; and
    - *DJCO appears to have improperly expensed all such costs.*

3. **Post-Implementation Stage** (generally expense, except enhancements)

    - Training, application maintenance, minor modifications;
    - Enhancements adding functionality must be capitalized; and
    - DJCO's ongoing development certainly has included capitalizable enhancements of the existing assets.

c) Financial Statement Implications

The current accounting treatment obscures the value of Journal Technologies and impairs the DJCO's ability to present normalized earnings power. In addition to depressing valuation, this approach violates the objective GAAP accounting standards set forth at ASC 985-20, including the following cascading impacts across the financial statements:

Balance Sheet Understatement:

- **Intangible Assets:** The absence of capitalized software costs materially understates the cumulative investment made in Journal Technologies' development;
- **Shareholders' Equity:** Equity is understated due to improperly expensed development costs that, under ASC 985-20, should have been capitalized and amortized over time; and
- **Current vs. Long-term Classification:** Capitalized software costs are entirely absent from both current and long-term asset categories, indicating a lack of proper classification and presentation under GAAP.

Income Statement Distortion:

- **R&D and Operating Expenses:** Expenses are overstated by including costs that should have been capitalized during the application development stage, thereby distorting operating margins;
- **Amortization Expense:** Earnings are artificially depressed during development-intensive periods, while lacking offsetting amortization, further distorting period-over-period comparisons; and
- **Operating Income:** The absence of systematic amortization of software assets results in a misalignment between costs and revenues across reporting periods.

Cash Flow Statement Irregularities:

- **Operating Cash Flow:** Development expenditures that should be reflected as investing activities are instead included in operating cash flows, understating true reinvestment activity; and
- **Investing Cash Flow:** There is no reflection of capitalized software investment, despite clear ongoing development activity that meets capitalization thresholds.

These distortions limit investor insight into the true cost structure and normalized earnings capacity of Journal Technologies. Moreover, they impair DJCO's ability to demonstrate the operational leverage and capital efficiency that are foundational to software valuation frameworks.

Correcting these deficiencies would not only restore GAAP compliance but also materially improve DJCO's financial transparency and public market comparability.

d) Amortization and Useful Life Considerations

Even if development costs had been appropriately capitalized under ASC 985-20, DJCO would also be required to amortize these intangible assets on a product-by-product basis once the software is ready for general release.

Under ASC 985-20-35-1, amortization must begin when the product is available for general release to customers, and should reflect the pattern in which economic benefits are realized, typically using:

- The ratio of current revenues to total projected revenues; or
- The straight-line method is used if the revenue-based method is not reliably estimable.

In addition, ASC 350-30 requires:

- Estimation of a finite useful life, generally 3–7 years for commercial enterprise software platforms;
- Ongoing impairment testing to assess whether the carrying amount of capitalized software exceeds its fair value; and
- Periodic reassessment of amortization schedules to ensure continued alignment with economic usage.

The absence of capitalized costs suggests a complete lack of amortization or impairment analysis, despite continued revenue generation and platform enhancements. This omission creates a misleading depiction of both cost structure and asset value.

Correcting the deficiencies would not only improve earnings comparability over time but also establish the necessary accounting infrastructure for Journal Technologies to be properly valued in a software peer group context.

e) Industry Comparison and Materiality

Across the enterprise software sector, companies with comparable recurring revenue models as DJCO routinely capitalize development costs under ASC 985-20, recognizing them as intangible assets and amortizing them over their useful life, given the rules set forth as part of GAAP.

DJCO's reporting of zero intangible assets—despite deriving over 75% of its revenue from a scaled, multi-platform software business—is highly unusual given Journal Technologies' commercial maturity and footprint. This departure from standard GAAP treatment has resulted in:

- An understated asset base and book value;
- Depressed reported earnings, particularly during development-intensive periods;
- A lack of systematic amortization or impairment testing required under GAAP; and
- A valuation disconnect that understates the contribution of Journal Technologies.

Even if DJCO believed some software assets had diminished in value, ASC 350-30 stipulates that impairment charges be of a size that reduces the asset's carrying value to its current fair value—not omit the asset from a company's balance sheet entirely. Given Journal Technologies' consistent recurring revenue, multi-jurisdictional footprint, and proven customer retention, the fair value of its software assets clearly exceeds zero.

Based on typical capitalization rates in public-sector software firms and Journal Technologies' multi-year development history, we estimate that DJCO has likely expensed more than $50 million (or more) in costs that should have been capitalized and amortized. Correcting this would materially increase both the Company's equity value and its comparability to peer software businesses.

f) SEC Compliance and Disclosure Failures

Given the nature and magnitude of the accounting treatment issues outlined above, there may be related implications for the Company's disclosure obligations under applicable SEC rules and Sarbanes-Oxley ("SOX") requirements, particularly if these issues are not immediately resolved.

Specifically, we believe the following areas may warrant further review:

- **Form 10-K, Item 8:** Financial statements may not be presented in full conformity with GAAP, particularly concerning rules related to capitalization of costs under ASC 985-20;
- **SOX Section 302:** CEO/CFO certifications of financial statement accuracy and completeness of financial disclosures;
- **SOX Section 404:** Internal control failures regarding cost treatment, expense recognition, and asset classification; and
- **Form 8-K, Item 4.02:** If financials require restatement or material revision, a timely Form 8-K disclosure is required.

The significance of these accounting understatements creates a structural disconnect between DJCO's economic reality and its reported financial position. This misalignment not only depresses valuation, but also risks signaling to the market that the Company's core software assets lack material value, despite comprising the majority of revenue and years of development investment.

Left unaddressed, this gap may impair investor confidence, trigger regulatory scrutiny, and expose the Company to reputational and strategic risk. BH's proposal of proactive remediation—led by the Board—offers the clearest path to (with maximum assurance, given our expertise and experience) entirely restoring confidence and reinforcing DJCO's long-term credibility in the public markets.

II. OUR OFFER: A PERFORMANCE-BASED REMEDIATION PARTNERSHIP.

BH is prepared to lead a disciplined remediation effort aimed at increasing DJCO's market capitalization from approximately $540 million to $700 million through the restoration of GAAP compliance, improved financial transparency, and strategic initiatives. Our proposed structure is strictly performance-based, requires no cash compensation, and is designed to fully align our interests with those of DJCO shareholders.

Our approach and collaboration with public companies is rooted in successful precedent. Most recently, Buxton Helmsley led turnaround efforts at Fossil Group, Inc. (NASDAQ: FOSL). Since securing board representation in March 2024 (less than a year ago), the share price has increased by ~92%. We believe there is an equally compelling opportunity to collaborate with DJCO, working together to unlock the value embedded in Journal Technologies and its liquid portfolio of securities, through our unique experience and distinctive value discovery capabilities, to deliver substantial returns for DJCO shareholders.

To ensure complete alignment with existing DJCO shareholders, we propose a strictly performance-based incentive structure:

- **No Cash Compensation:** There is no retainer, no salary, and no fees.
- **Performance-Only Participation:** All value received by BH is earned solely through measurable market capitalization gains, realized by all shareholders.
- **Equity Awards Tied to Market Value Milestones:** Warrants vest only upon reaching defined valuation thresholds, starting at $570 million and extending to $700 million.

Milestone Structure:

Milestone Tranche	**Daily Journal (NYSE: DJCO) Market Cap**	**BH Equity Award (% of Shares Outstanding)**	**Equity Value Gained by Other Shareholders**
1	**$570mm**	0.6%	$26.6mm
2	**$610mm**	0.6%	$62.7mm
3	**$640mm**	0.6%	$88.5mm
4	**$670mm**	0.6%	$113.9mm
5	**$700mm**	0.6%	$139.0mm

This completion of the plan delivers approximately 30% in market capitalization gains to shareholders—value that would remain structurally trapped without the targeted GAAP remediation and strategic execution we are prepared to collaboratively lead. Absent a proactive course correction, this value will never be assuredly fully realized by public market participants, thereby putting the valuation of DJCO investor interests in jeopardy.

Critically, for every $150,000 earned by BH, approximately $850,000 accrues directly to DJCO's existing shareholders. This is one of the more asymmetric proposals we have advanced due to our conviction and belief in DJCO—such conviction is the foundational reasoning for our proposition of

entirely performance-based compensation. There is no salary, no retainer, and no dilution unless and until we deliver independently verifiable increases in market value.

Our objective is to restore the recognition of value already built within DJCO, enforce the financial transparency to which shareholders are entitled, and ensure that capital markets can once again see the Company's true economic potential. These actions are overdue.

Accountability and Alignment:

This proposal reflects a simple principle: BH is only compensated if we succeed in delivering measurable improvements to DJCO's market value. There is no asymmetry of risk, no fixed costs, and no dilution without performance. Unlike traditional consulting or advisory models, our compensation is entirely outcome-driven. Most importantly, this structure ensures that DJCO's existing shareholder base benefits disproportionately from every dollar of recovered value.

III. BOARD REPRESENTATION TO SUPPORT EXECUTION AND GOVERNANCE.

To successfully implement the remediation plan and unlock the full value we've identified, we believe active participation at the Board level is both necessary and appropriate to foster collaboration. Much like Fossil Group, Inc., direct involvement at the governance level is necessary to stabilize investor confidence and prevent the recurrence of inconsistencies that contributed to the current undervaluation.

Accordingly, we are proposing the appointment of two BH-nominated directors to the DJCO Board—individuals who will serve without any cash compensation (operating under the above no-cash compensation proposal) and whose primary focus will be compliance, value realization, and shareholder protection. These directors would lead a newly formed Special Committee tasked with overseeing:

- The remediation of accounting and disclosure issues under GAAP;
- Reconstruction of internal controls and audit oversight practices; and
- Strategic engagement around capital markets positioning and investor trust.

To reinforce the collaborative nature of this proposal, we would also welcome the Board's appointment of an independent third director of their choosing to join this Special Committee—ensuring balance, independence, and an odd-numbered board structure following the passing of the long-admired, Mr. Munger. We would also be glad to assist in identifying qualified candidates from our network of highly-qualified director candidates with varying domain expertise.

Governance Structure and Board Incentives

This situation also underscores a broader governance principle: *director incentives must be aligned with the complexity and importance of shareholder interests*. While we commend the current Board's commitment despite historically modest compensation, this well-intentioned approach has likely created a structural limitation that contributed to the very accounting issues at hand, inadvertently limiting the time and focus that Board members could reasonably dedicate to technical matters including software asset accounting, regulatory compliance, and overall strategic, sufficient oversight as fiduciaries. In our view, effective and sustainable oversight in a technology-enabled public company demands a governance model that supports deeper engagement, technical accountability, and aligned incentives.

Our proposal directly addresses this "incentive risk" by reestablishing a modern governance framework—one that includes appropriate board compensation, aligns fiduciary incentives, and reflects the strategic complexity of the Company's operating environment.

We are offering both the structure and the expertise to restore confidence and establish a forward-looking governance, where DJCO shareholders come first at every step.

IV. STRATEGIC VALUE CREATION BEYOND ACCOUNTING REMEDIATION.

While restoring financial accuracy and GAAP compliance is the immediate priority, our analysis indicates that DJCO has additional capacity to unlock long-term shareholder value:

- **Software Platform Optimization:** Journal Technologies is positioned to expand its footprint across adjacent segments of the justice ecosystem, with meaningful scalability potential.
- **Capital Structure Enhancement:** Refine the balance sheet to support long-term growth while preserving and optimizing the Company's investment portfolio strategy.
- **Institutional Investor Engagement:** Establish market-standard investor relations functions, improve valuation transparency, attract aligned long-term holders, and reduce volatility (e.g., quarterly investor calls to fully communicate value and clarify any investor confusion, analyst coverage to attract more investor interest, etc.).
- **Operational Efficiency Initiatives:** Streamline costs thoughtfully, while also ensuring the preservation of service quality across both Journal Technologies and the legacy publishing business.
- **Strategic Partnership Development:** Explore collaborations that enhance Journal Technologies' competitive positioning.

We view this partnership as an opportunity to address current financial reporting challenges, amplify communication around value, and safeguard the intellectual property that underpins its core innovation. These actions are essential to expanding the DJCO's impact on the justice system—and correcting years of underutilization that have left Journal Technologies far short of its rightful influence and market position.

V. IMPLEMENTATION PLAN.

Should DJCO accept our proposal, we would immediately begin executing Phase 1 of a structured plan focused on restoring GAAP compliance, improving financial transparency, and rebuilding market confidence:

1. Engaging SEC-specialized outside counsel and preparing corrective disclosures (and, more importantly, providing critical oversight at the Board-level, to entirely ensure DJCO regains full compliance with GAAP);
2. Conducting comprehensive software asset valuation to establish proper capitalization baselines with GAAP and industry standards;
3. Filing required Form 8-Ks regarding accounting policy changes and asset restatements; and
4. Reengaging the institutional investment community with an optimized, disciplined investor relations strategy.

The actions are essential to mitigating risk while reopening access to proper market valuation. Once the company is on a compliant foundation, we will work with the Board to bring DJCO to new levels

through the implementation of Phase 2, focusing on value-added strategic enhancements (*See* Section IV).

* * *

DJCO's current trajectory presents material compliance risks that warrant immediate attention from the Board. Continued accounting irregularities naturally invite regulatory scrutiny and concern from institutional investors. The market's confidence directly impacts valuation, and Journal Technologies' economic value remains significantly understated in current financial disclosures.

BH's collaborative framework provides a clear and actionable path forward. It not only remediates technical accounting missteps but also strengthens DJCO's institutional standing through proactive governance and proven compliance expertise.

To help the Board consider this proposal in a timely and deliberative manner, we respectfully propose the following timeframe for engagement:

- An initial meeting with the Company by July 21, 2025;
- Substantive discussions on partnership terms by July 28, 2025; and
- Final Board decision on remediation approach by August 4, 2025.

We also recognize that these matters may warrant evaluation under Form 8-K, Item 4.02. To support the Board in navigating these considerations, BH is available to assist immediately, both to support timely disclosure and to help shape a strategic, confidence-building narrative for investors.

Our firm brings a proven track record of restoring confidence and unlocking unrealized value on behalf of public shareholders. We welcome the opportunity to work together.

You may contact my office directly at +1 (212) 951-1530 or via email at alexander.parker@buxtonhelmsley.com.

Very Truly Yours,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.